Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Contrail Systems Inc. 2012 Stock Plan, as amended and restated, of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. and the effectiveness of internal control over financial reporting of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 26, 2013